Exhibit 3.47

ARTICLES OF INCORPORATION

OF

INTERHEALTH FACILITY TRANSPORT, INC.

I, the undersigned, hereby make, subscribe, acknowledge and file with the Secretary of State of the State of Florida these Articles of Incorporation for the purpose of forming a corporation for profit in accordance with the laws of the State of Florida.

ARTICLE I

Name

The name of this corporation shall be:

INTERHEALTH FACILITY TRANSPORT, INC.

ARTICLE II

Existence of Corporation

This corporation shall begin existence on June 1, 1980, and shall have perpetual existence.

ARTICLE III

Purposes

The general nature of the business to be transacted by this corporation and the general purposes for which the corporation is organized shall be to provide transportation for patients seeking medical treatment, and to engage in any and all businesses and matters incidental to or connected with the foregoing in any manner or way whatsoever.   Furthermore, the corporation may engage in the transaction of any or all lawful business for which corporations may be incorporated under the laws of the state of Florida.

ARTICLE IV

General Powers

The corporation shall have power:

(a)           To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with real or personal property or any interest therein, wherever situated.

(b)           To sell, convey, mortgage, pledge, create a security interest in, lease, exchange, transfer, and otherwise dispose of all or any part of its property assets.

(c)           To lend money to, and use its credit to assist, its officers and employees in accordance with Section 607.141, Florida Statutes.

(d)           To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district, or municipality or of any instrumentality thereof.

(e)           To make contracts, guarantee and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchise, and income.

(f)            To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

(g)           To conduct its business, maintain its offices and exercise the powers granted it by the State of Florida, whether within or without the state.

(h)           To elect or appoint officers and agents of the corporation and define their duties and fix their compensation.

(i)            To make and alter bylaws, in a manner consistent with the laws of the state of Florida, for the administration and regulation of the affairs of the corporation.

(j)            To make donations for the public welfare or for charitable, scientific, or educational purposes.

(k)           To transact any lawful business that the Board of Directors deems to be consistent with governmental policy.

(l)            To pay pensions and establish pension plans, profit sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of its directors, officers, and employees and for any or all of the directors, officers and employees of its subsidiaries.

(m)          To be a promoter, incorporator, partner, member, associate, or manager of any corporation, partnership, joint venture, trust, or other enterprise.

(n)           To have and exercise all powers necessary or convenient to effect its purposes.

ARTICLE V

Capital Stock

(a)           The total number of shares of capital stock authorized to be issued by the corporation shall be 7,000 shares having a par value of $1.00 per share.  Each of the said shares of stock shall entitle the holder thereof to one (1) vote at any meeting of the stockholders.  All or any part of said capital stock may be paid for in cash, in property or in labor or services actually performed for the corporation and valued at a fair valuation to be fixed by the Board of Directors at a meeting called for such purpose.  All stock when issued shall be paid for and shall be non-assessable.

(b)           In the election of directors of this corporation there shall be no cumulative voting of the stock entitled to vote at such election.

ARTICLE VI

Registered Office and Registered Agent

The street address of the corporation’s initial registered office is 220 Madison Street, Tampa, Florida 33602, and the name of the corporation’s initial registered agent at such address is J. M. (Mac) Stipanovich.  The corporation may change its registered office or its registered agent or both by filing with the Department of State of the state of Florida a statement complying with Section 607.037, Florida Statutes.

ARTICLE VII

Initial Board of Directors

The number of directors constituting the initial Board of Directors shall be two (2), and the name and address of each person who is to serve as a member thereof is as follows:

Name	Address

Alan H. Porter, M.D.	3663 Bee Ridge Road Sarasota, Florida 33580

William Steed Van Cise, M.D.	3663 Bee Ridge Road Sarasota, Florida 33580

ARTICLE VIII

Incorporators

The name and address of the incorporator of this corporation is as follows:

Name	Address

J. M. (Mac) Stipanovich	220 Madison Street Tampa, Florida 33602

ARTICLE IX

Amendment of Articles of Incorporation

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are subject to this reservation.

IN WITNESS WHEREOF, I, the undersigned, have executed these Articles for the uses and purposes therein stated.

/s/ J.M. (Mac) Stipanovich
J. M. (Mac) Stipanovich